Exhibit 4.8

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 7, 2007, among NewMarket Corporation, a Virginia corporation (the “Company”), NewMarket Development Corporation, a Virginia corporation and a wholly-owned subsidiary of the Company (“NewMarket Development”), Foundry Park I, LLC, a Virginia limited liability company and a wholly-owned subsidiary of the Company (“Foundry Park I”), Foundry Park II, LLC, a Virginia limited liability company and a wholly-owned subsidiary of the Company (“Foundry Park II”), Gamble’s Hill, LLC, a Virginia limited liability company and a wholly-owned subsidiary of the Company (“Gamble’s Hill”), Gamble’s Hill Tredegar, LLC, a Virginia limited liability company and a wholly-owned subsidiary of the Company (“Gamble’s Hill Tredegar”), Gamble’s Hill Lab, LLC, a Virginia limited liability company and a wholly-owned subsidiary of the Company (“Gamble’s Hill Lab”), Gamble’s Hill Landing, LLC, a Virginia limited liability company and a wholly-owned subsidiary of the Company (“Gamble’s Hill Landing”), and Gamble’s Hill Third Street, LLC, a Virginia limited liability company and a wholly-owned subsidiary of the Company (“Gamble’s Hill Third Street”) (each of NewMarket Development, Foundry Park I, Foundry Park II, Gamble’s Hill, Gamble’s Hill Tredegar, Gamble’s Hill Lab, Gamble’s Hill Landing and Gamble’s Hill Third Street being referred to individually as a “Guaranteeing Subsidiary,” and collectively as the “Guaranteeing Subsidiaries”) and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 12, 2006 providing for the issuance of 7.125% Senior Notes due 2016 (the “Notes”); and

WHEREAS, the Company has caused the formation of the Guaranteeing Subsidiaries as wholly-owned subsidiaries of the Company to hold certain real estate property; and

WHEREAS, the Indenture provides that certain newly organized or newly acquired subsidiaries of the Company or any of its Restricted Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture; and

WHEREAS, in accordance with Section 4.17 of the Indenture, each of the Guaranteeing Subsidiaries has agreed to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantees”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiaries hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantees and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, manager, employee, incorporator, shareholder or agent of any Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEWMARKET CORPORATION

By:	/s/ Thomas E. Gottwald
Name:	Thomas E. Gottwald
Title:	President

NEWMARKET DEVELOPMENT CORPORATION

By:	/s/ Bruce R. Hazelgrove, III
Name:	Bruce R. Hazelgrove, III
Title:	Vice President

FOUNDRY PARK I, LLC FOUNDRY PARK II, LLC GAMBLE’S HILL, LLC GAMBLE’S HILL TREDEGAR, LLC GAMBLE’S HILL LAB, LLC GAMBLE’S HILL LANDING, LLC GAMBLE’S HILL THIRD STREET, LLC

By:	NEWMARKET DEVELOPMENT CORPORATION, Manager

	By:	/s/ Bruce R. Hazelgrove, III
	Name:	Bruce R. Hazelgrove, III
	Title:	Vice President

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Timothy P. Mowdy
Authorized Signatory

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